Exhibit 99.1

Destination Maternity Stockholders Re-Elect All Four Incumbent Director Nominees At 2017 Annual

Meeting Of Shareholders

MOORESTOWN, N.J., Oct. 19, 2017 — Destination Maternity Corporation (NASDAQ: DEST), the world’s leading maternity apparel retailer, today announced that, based on preliminary voting tabulations, Destination stockholders have supported the re-election of all four Destination nominees to the Company’s Board of Directors: Michael J. Blitzer, Barry Erdos, Melissa Payner-Gregor, and B. Allen Weinstein. Additionally, stockholders voted in favor of all other proposals submitted for a vote at the Annual Meeting. The vote results are subject to certification by the independent inspector of elections

Destination’s Board of Directors issued the following statement:

“We thank all of our stockholders for their participation throughout this process. We had very insightful discussions with a number of our shareholders and received important feedback. We look forward to continuing our focus on executing on our operational initiatives and generating value for all stockholders.”

Destination will file voting results with the Securities and Exchange Commission on a Form 8-K, which will be available at the SEC’s web site or the Investor Relations section of the Company’s corporate website.

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this release or made from time to time by management of the Company, including those regarding the Company’s operational initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, could affect the Company’s ability to execute its operational plans and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the strength or weakness of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel (such as fluctuations in pregnancy rates and birth rates), and other factors set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission, or in materials incorporated therein by reference. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this release (whether as a result of new information, future events or otherwise), except as required by applicable law.

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of April 29, 2017 Destination Maternity operates 1,157 retail locations in the United States, Canada and Puerto Rico, including 511 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 646 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites, motherhood.com and apeainthepod.com, as well as through its destinationmaternity.com website. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico, Israel and India. As of April 29, 2017 Destination Maternity has 219 international franchised locations, including 19 standalone stores operated under one of the Company’s nameplates and 200 shop-in-shop locations.